Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Jeff Young		Sandy Smith
Media Relations	--or--	Investor Relations
617-444-3913		617-444-2804
jyoung@akamai.com		ssmith@akamai.com

AKAMAI ANNOUNCES DEBT REPURCHASE

CAMBRIDGE, MA, December 20, 2004 — Akamai Technologies, Inc. (NASDAQ: AKAM) today announced that on December 17, 2004 it repurchased an additional $24.9 million in principal amount of its 5 1/2% Convertible Subordinated Notes due 2007 (“the 5 1/2% Notes”).

In total, the Company has repurchased $243.4 million in principal amount of its 5 1/2% Notes, leaving an aggregate of $56.6 million in principal amount of the 5 1/2% Notes outstanding. To effect the most recent repurchase, the Company paid a total of $26.1 million in cash to an institutional investor, including accrued interest as of the closing date.

About Akamai

Akamai® is the global leader of distributed computing solutions and services, making the Internet predictable, scalable, and secure for conducting profitable e-business. The Akamai on-demand platform enables customers to easily extend their Web operations – with full control – anywhere, anytime, without the cost of building out infrastructure. Headquartered in Cambridge, Massachusetts, Akamai serves hundreds of today’s most successful enterprises and government agencies around the globe. Akamai is The Business Internet. For more information, visit www.akamai.com.

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Akamai Statement Under the Private Securities Litigation Reform Act
The release contains information about future expectations, plans and prospects of Akamai’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning expectations as to interest savings as a result of the repurchase of a portion of the Company’s 5 1/2% Notes. Actual results may differ materially from those indicated by these forward-looking statements as a result of factors that are discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC.